Exhibit 99.1

Contacts:
Lisa Dollinger, Chief Communications Officer	Michele Clarke
Clear Channel Communications	Brainerd Communicators
(210) 832-3348	(212) 986-6667
lisadollinger@clearchannel.com	clarke@braincomm.com
Mark P. Mays to Step Down as CEO of
Clear Channel Communications
Mays Will Continue As Chairman; Search for New CEO Underway
SAN ANTONIO, TX — June 23, 2010 — Clear Channel Communications, Inc. today announced that Mark P. Mays has decided to step down from his role as President and Chief Executive Officer and has asked the Board of Directors to initiate a search for his replacement. Mays will continue to serve as Chairman of the Board of Directors and will remain actively involved with the company in that capacity.
“After 21 wonderful years of building the industry leader that is Clear Channel, I have made a personal decision to step away from the chief executive role. Clear Channel is well-positioned to continue leading in the marketplace, and given the positive trends I am seeing, I am very optimistic about the future of the company,” said Mays. “As I’ve discussed with our Board, this is an opportune time for a new CEO to work with the management team in leading our terrific company forward, and I look forward to executing a seamless transition.”
“Mark Mays has made enormous contributions to Clear Channel as President and CEO over the past six years, as he has throughout his career with the company. We deeply appreciate his service to the company, his leadership, and the remarkable foundation he has built,” said Scott M. Sperling, of THL Partners, and John Connaughton, of Bain Capital, in a joint statement on behalf of the Board. “We are committed to identifying a world-class executive who will just as capably and successfully lead this great business into the future.”
Mays has served as Chairman of the Board of Clear Channel Communications since last year and as President and CEO since October 2004. Prior to that, Mays served in various roles at the company, including Vice President and Treasurer, Senior Vice President of Operations and later President and COO.
Mays will continue to lead the company as President and CEO until a replacement is named, which is expected to be later this year.
The Board has engaged Egon Zehnder International, a leading executive search firm, to lead the search for a new CEO.
About Clear Channel Communications
Clear Channel Communications, Inc. (OTCBB:CCMO) is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com.

Certain statements in this release could constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Other key risks are described in the Clear Channel Communications’ reports filed with the U.S. Securities and Exchange Commission. Except as otherwise stated in this news announcement, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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